As filed with the Securities and Exchange Commission on April 12, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATURAL RESOURCE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	35-2164875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Jefferson, Suite 3600

Houston, Texas 77002

(713) 751-7507

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wyatt L. Hogan

GP Natural Resource Partners LLC

601 Jefferson Street, Suite 3600

Houston, Texas 77002

(713) 751-7507

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

E. Ramey Layne

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common units representing limited partner interests	3,784,572	(2)	$87,631,765	$12,004

(1)	Represents common units that may be offered by the selling unitholders named herein. Pursuant to Rule 416(a) under the Securities Act, the number of common units being registered on behalf of the selling unitholders shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.
(2)	The proposed maximum offering price per common unit will be determined from time to time by the selling unitholders in connection with, and at the time, the sale by the selling unitholder of the common units registered hereunder.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average high and low sale prices for the common units on April 5, 2013, as reported on the New York Stock Exchange.
(4)	Calculated in accordance with Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 12, 2013

Prospectus

NATURAL RESOURCE PARTNERS L.P.

Common Units

This prospectus relates to up to 3,784,572 common units representing limited partner interests in Natural Resource Partners L.P. to be offered on a secondary basis by the selling unitholders named in this prospectus or in any supplement to this prospectus.

The selling unitholders may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities and the general manner in which the selling unitholders will offer the securities. The specific terms of any offering may be included in a supplement to this prospectus. The names of any underwriters will be stated in a supplement to this prospectus. Any selling unitholder that is an affiliate of Natural Resource Partners L.P. may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and, as a result, may be deemed to be offering securities, indirectly, on our behalf. Because Corbin J. Robertson, Jr. and Christopher Cline each own a substantial amount of our common units and own a substantial amount of the ownership interests in our general partner, each may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with the distribution of units being registered for resale on his behalf. We will not receive any of the proceeds from the sale of common units by the selling unitholders.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors incorporated by reference into this prospectus before you make an investment in our securities. See “Risk Factors” on page 4 of this prospectus.

Our common units are traded on the New York Stock Exchange under the symbol “NRP.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling unitholders may, over time, offer and sell, in one or more offerings, up to 3,784,572 common units of Natural Resource Partners L.P.

This prospectus generally describes Natural Resource Partners L.P. and the securities. Each time any selling unitholder sells securities with this prospectus, we or the selling unitholder may provide you with a prospectus supplement that will contain additional information about the terms of that offering. A prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision. As used in this prospectus, “we,” “us,” “our” and “Natural Resource Partners” mean Natural Resource Partners L.P. and, where the context requires, our operating company, NRP (Operating) LLC, and its subsidiaries.

NATURAL RESOURCE PARTNERS L.P.

Natural Resource Partners L.P. is a limited partnership formed in April 2002, and we completed our initial public offering in October 2002. We engage principally in the business of owning, managing and leasing mineral properties in the United States. We own coal reserves in the three major U.S. coal-producing regions: Appalachia, the Illinois Basin and the Western United States, as well as lignite reserves in the Gulf Coast region. As of December 31, 2012, we owned or controlled approximately 2.4 billion tons of proven and probable coal reserves, and we also owned approximately 500 million tons of aggregate reserves in a number of states across the country. We do not operate any mines, but lease our reserves to experienced mine operators under long-term leases that grant the operators the right to mine and sell our reserves in exchange for royalty payments. Our lessees are generally required to make payments to us based on the higher of a percentage of the gross sales price or a fixed price per ton, in addition to minimum payments.

In 2012, our lessees produced 54.4 million tons of coal from our properties and our coal royalty revenues were $260.7 million. Processing fees and transportation fees added $27.8 million to our total revenues. In addition, we received $9.2 million in oil and gas royalties, and our lessees produced 5.3 million tons of aggregates resulting in aggregate royalties of $6.6 million.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our subsidiaries through a wholly owned operating company, NRP (Operating) LLC. NRP (GP) LP, our general partner, has sole responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, GP Natural Resource Partners LLC, conducts its business and operations, and the board of directors and officers of GP Natural Resource Partners LLC makes decisions on our behalf. Robertson Coal Management LLC, a limited liability company wholly owned by Corbin J. Robertson, Jr., owns all of the membership interest in GP Natural Resource Partners LLC. Subject to the Investor Rights Agreement with Adena Minerals, LLC, Mr. Robertson is entitled to nominate nine directors, five of whom must be independent directors, to the board of directors of GP Natural Resource Partners LLC. Mr. Robertson has delegated the right to nominate two of the directors, one of whom must be independent, to Adena Minerals.

The senior executives and other officers who manage us are employees of Western Pocahontas Properties Limited Partnership and Quintana Minerals Corporation, companies controlled by Mr. Robertson, and they allocate varying percentages of their time to managing our operations. Neither our general partner, GP Natural Resource Partners LLC, nor any of their affiliates receive any management fee or other compensation in connection with the management of our business, but they are entitled to be reimbursed for all direct and indirect expenses incurred on our behalf.

Our operations headquarters is located at 5260 Irwin Road, Huntington, West Virginia 25705 and the telephone number is (304) 522-5757. Our principal executive office is located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002 and our phone number is (713) 751-7507.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect Natural Resource Partners’ current views with respect to future events and are subject to various risks, uncertainties and assumptions.

Many of such factors are beyond our ability to control or predict. Please read “Risk Factors” for a better understanding of the various risks and uncertainties that could affect our business and impact the forward-looking statements made in this prospectus. Readers are cautioned not to put undue reliance on forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Forward-looking statements contained in this prospectus and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in any applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common units by the selling unitholders.

DESCRIPTION OF OUR COMMON UNITS

The common units represent limited partner interests in Natural Resource Partners that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to partnership distributions, see “Cash Distributions” in this prospectus.

Our outstanding common units are listed on the New York Stock Exchange under the symbol “NRP.”

The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.

Status as Limited Partner or Assignee

Except as described under “The Partnership Agreement—Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Transfer of Common Units

Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that he has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please see “Cash Distributions;”

•	with regard to the transfer of common units, please see “Description of Our Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please see “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

Our partnership was formed on April 9, 2002 and will remain in existence until dissolved in accordance with our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to serving as a member of the operating company and engaging in any business activities that may be engaged in by the operating company or its subsidiaries or that are approved by our general partner. The limited liability company agreement of the operating company provides that the operating company may, directly or indirectly, engage in:

•	its operations as conducted immediately before our initial public offering;

•

any other activity approved by our general partner but only to the extent that our general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code; and

•	any activity that enhances the operations of an activity that is described in either of the preceding two clauses.

Notwithstanding the foregoing, our general partner does not have the authority to cause us to engage, directly or indirectly, in any business activity that it reasonably determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and the operating company or its subsidiaries to engage in activities other than the ownership of coal and mineral reserves and the leasing of those reserves to mine operators in exchange for royalties from the sale of coal or other minerals mined from our reserves, our general partner has no current plans to do so. Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application grants to our general partner (and, if appointed, a liquidator), a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, and in accordance with, our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Participation in the Control of Our Partnership. Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Unlawful Partnership Distributions. Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business. Our subsidiaries currently conduct business in a number of states. Maintenance of limited liability for Natural Resource Partners, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following matters require the unitholder vote specified below:

Issuance of additional units	No approval right.

Amendment of partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Sale or Other Disposition of Assets.”

Amendment of the limited liability company agreement and other action taken by us as sole member of the operating company	Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read “—Action Relating to Operating Company.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Reconstitution of our partnership upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of the general partner	Our general partner may withdraw as general partner without approval of our unitholders by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Please read “—Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	The general partner may transfer any or all of its general partner interest without a vote of our unitholders. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in the general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in the General Partner.”

Matters requiring the approval of a “unit majority” require the approval of a majority of the common units.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units that existed immediately prior to each issuance. The holders of common units do not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

•	change the duration of our partnership;

•	provide that we are not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

•	give any person the right to dissolve our partnership other than our general partner’s right to dissolve our partnership with the approval of a unit majority.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting together as a single class (including units owned by the general partner and its affiliates).

No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	a merger, conversion or conveyance effected in accordance with the partnership agreement; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

•	do not adversely affect the limited partners (including any particular class of limited partners as compared to other classes of partnership interests) in any material respect;

•

are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the best interests of us and our limited partners;

•	are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•

are required to effect the intent expressed in the prospectus relating to our initial public offering or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in our partnership.

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Actions Relating to Operating Company

Without the approval of a unit majority, our general partner is prohibited from consenting on our behalf as the sole member of the operating company to any amendment to the limited liability company agreement of our operating company or taking any action on our behalf permitted to be taken by a member of our operating company, in each case that would adversely affect our limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

Our general partner is generally prohibited, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale exchange or other disposition of all or substantially all of the assets of our subsidiaries; provided that our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in the partnership agreement are satisfied, our general partner may merge our partnership or any of its subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of a unit majority;

•	the sale, exchange or other disposition of all or substantially all of the assets and properties of our partnership and the subsidiaries;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, a unit majority may also elect, within specific time limitations, to reconstitute our partnership and continue its business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, the reconstituted limited partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “Cash Distributions—Distributions of Cash upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner without first obtaining approval of our unitholders by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. At any time, the partners of our general partner may sell or transfer all or part of their partnership interests in our general partner interests in our partnership without the approval of the unitholders. See “—Transfer of General Partner Interest.”

Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue the business of Natural Resource Partners and to appoint a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

Our partnership agreement also provides that if NRP (GP) LP is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal, the general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of that interest. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the above-described options are not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of that interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Our general partner may transfer all or any part of its general partner interest without first obtaining approval of any unitholder, and that transfer will not constitute a violation of our partnership agreement. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the partners of our general partner may sell or transfer all or part of their partnership interests in our general partner without the approval of the unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove NRP (GP) LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for those interests.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See “Material U.S. Federal Income Tax Consequences—Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substitute limited partner at the written direction of the assignee. See “—Meetings; Voting.” Transferees who do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. See “Description of our Common Units—Transfer of Common Units.”

Non-Citizen Assignees; Redemption

If we or any of our subsidiaries are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem, upon 30 days’ advance notice, the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•

any person who is or was a member, partner, officer, director, employee, agent or trustee of any of our subsidiaries, a general partner or any departing general partner or any affiliate of any of our subsidiaries, a general partner or any departing general partner; or

•

any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other necessary appropriate expenses allocable to us or otherwise reasonably incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated our general partner by its affiliates. The general partner is entitled to determine expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Books and Records

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year. We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information.

Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for sale under the Securities Act of 1933 and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We have also agreed to include any partnership securities held by our general partner or its affiliates in any registration statement that we file to offer partnership securities for cash, except an offering relating solely to an employee benefit plan, for the same period. Other than with respect to the registration of common units owned by Adena Minerals, LLC (with respect to which we are obligated to pay all expenses incidental to the registration of common units, excluding underwriting discounts and commissions, only to the extent such expenses exceed $150,000), we are obligated to pay all expenses incidental to the registration of common units for sale, excluding underwriting discounts and commissions.

CASH DISTRIBUTIONS

Distributions of Available Cash

General. Within approximately 45 days after the end of each quarter, we will distribute all available cash pro rata to our general partner and our unitholders of record on the applicable record date.

Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

•	less the amount of cash reserves that the general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner;

•

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustment for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs, we will allocate any gain to the partners in the following manner:

•	First, to our general partner in the amount of certain prior loss allocations to the general partner; and

•	Second, to our general partner and our unitholders, pro rata.

Manner of Adjustment for Loss. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs, we will allocate any loss to the partners in the following manner:

•

First, to our general partner and our unitholders in proportion to the positive balance in their capital accounts until the capital accounts of the general partner and the common unitholders have been reduced to zero; and

•	Second, to our general partner.

Adjustments to Capital Accounts Upon the Issuance of Additional Units. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or distributions of property or upon liquidation in a manner which results, to the extent possible, in the capital account balance of the general partner equaling the amount which would have been in its capital account if no earlier positive adjustments to the capital accounts had been made.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective common unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective common unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to the partnership and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our common unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on common unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other common unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each common unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its units.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described in this section. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our common unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which might be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a common unitholder whose units are the subject of a securities loan (e.g. a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for federal income tax purposes and, therefore, generally will not be liable for federal income taxes. Instead, as described below, each of our common unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the common unitholder had earned such income directly, even if no cash distributions are made to the common unitholder. Distributions by us to a common unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed to a common unitholder exceeds the unitholder’s adjusted tax basis in its units.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes (i) income and gains derived from the marketing, transportation and storage of natural resources, (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that approximately 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership and each of our partnership or limited liability company subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a) Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

(b) For each taxable year, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our common unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributing that stock to our common unitholders in liquidation of their units. This deemed contribution and liquidation generally will not result in the recognition of taxable income by our common unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our common unitholders. Accordingly, our taxation as a corporation would materially reduce our cash distributions to common unitholders and thus would likely substantially reduce the value of our units. In addition, any distribution made to a common unitholder would be treated as (i) taxable dividend income to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the common unitholder’s tax basis in our units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who have become limited partners of Natural Resource Partners L.P. will be treated as partners of Natural Resource Partners L.P. for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Natural Resource Partners L.P. for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

For a discussion related to the risks of losing partner status as a result of short sales, please read “—Treatment of Securities Loans.” Common unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our common unitholders, we will not pay any federal income tax. Rather, each common unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a common unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A common unitholder’s tax basis in its units initially will be the amount it paid for those units plus its initial share of our liabilities. That basis generally will be (i) increased by the common unitholder’s share of our income and any increases in such unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner, including our general partner, bears the economic risk of loss), and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, any decreases in its share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized.

Treatment of Distributions

Distributions made by us to a common unitholder generally will not be taxable to the common unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the common unitholder’s tax basis in its units, in which case the common unitholder will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a common unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that common unitholder. A decrease in a common unitholder’s percentage interest in us because of our issuance of additional units will decrease the common unitholder’s share of our liabilities. For purposes of the foregoing, a common unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that common unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the common unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution described above) may cause a common unitholder to recognize ordinary income, if the distribution reduces the common unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the common unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This latter deemed exchange generally will result in the common unitholder’s realization of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the common unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the common unitholder’s tax basis in its units, and (ii) in the case of a common unitholder that is an individual, estate, trust or certain type of closely-held corporation, the amount for which the common unitholder is considered to be “at risk” with respect to our activities. In general, a common unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the common unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the common unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another common unitholder or can look only to the units for repayment. A common unitholder subject to the basis and at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions as a result of a reduction in a common unitholder’s share of nonrecourse liabilities) cause the common unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a common unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the common unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future. Passive losses that are not deductible because they exceed a common unitholder’s share of income we generate may be deducted in full when he disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a common unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Such term generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A common unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former common unitholder or our general partner, we are authorized to pay those taxes and treat the payment as a distribution of cash to the relevant common unitholder. Where the relevant common unitholder’s identity cannot be determined, we are authorized to treat the payment as a distribution to all current common unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a common unitholder, in which event the common unitholder may be entitled to claim a refund of the overpayment amount. Common unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our common unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among our common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). In addition, items of recapture income will be specially allocated to the extent possible to the common unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other common unitholders.

An allocation of items of our income, gain, loss or deduction, generally must have “substantial economic effect” as determined under Treasury Regulations. If an allocation does not have substantial economic effect, it will be reallocated to our common unitholders the basis of their interests in us, which will be determined by taking into account all the facts and circumstances, including:

•	our partners’ relative contributions to us;

•	the interests of all of our partners in our profits and losses;

•	the interest of all of our partners in our cash flow; and

•	the rights of all of our partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will have substantial economic effect.

Treatment of Securities Loans

A common unitholder whose units are the subject of a securities loan (e.g. loaned to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such common unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the common unitholder, and (ii) any cash distributions received by the common unitholder as to those units would be fully taxable, possibly as ordinary income.

Due to lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a common unitholder whose units are the subject of a securities loan. Common unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Treatment of Liquidation and Termination

In general, if we liquidate or terminate the Partnership and sell all of the partnership’s assets, any gain or loss recognized upon such sale generally will be allocated among our common unitholders in the manner described under “—Allocation of Income, Gain, Loss and Deduction”. Please read “—Treatment of Distributions” for a discussion of the termination of any distributions that may result from a liquidation of the partnership. For a general discussion of the events and circumstances of a liquidation and termination of the Partnership, please read “The Partnership Agreement—Dissolution” and “The Partnership Agreement—Liquidation and Distribution of Proceeds.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. However, these rates are subject to change by new legislation at any time.

A 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts applies for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a common unitholder’s allocable share of our income and gain realized by a common unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the common unitholder’s net investment income from all investments, or (ii) the amount by which the common unitholder’s modified adjusted gross income exceeds $250,000 (if the common unitholder is married and filing jointly or a surviving spouse), $125,000 (if the common unitholder is married and filing separately) or $200,000 (in any other case).

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchased units under Section 743(b) of the Code to reflect the unit purchase price. The

Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a common unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all common unitholders (“common basis”) and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code, such as our storage assets, may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code, must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of common unitholders purchasing units from us and common unitholders purchasing from other common unitholders.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please read “—Uniformity of Units.” Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a common unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a common unitholder’s basis in its units, and may cause the common unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any common unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the calendar year as our taxable year and the accrual method of accounting for federal income tax purposes. Each common unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a common unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to this offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Coal Income. Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of coal may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(c) provides that if the owner of coal held for more than one year disposes of that coal under a contract by virtue of which the owner retains an economic interest in the coal, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please see “—Sales of Coal Reserves.” In computing such gain or loss, the amount realized is reduced by the adjusted depletion basis in the coal, determined as described in “—Coal Depletion.” For purposes of Section 631(c), the coal generally is deemed to be disposed of on the day on which the coal is mined. Further, Treasury Regulations promulgated under Section 631 provide that advance royalty payments may also be treated as proceeds from sales of coal to which Section 631 applies and, therefore, such payment may be treated as capital gain under Section 1231. However, if the right to mine the related coal expires or terminates under the contract that provides for the payment of advance royalty payments or such right is abandoned before the coal has been mined, we may, pursuant to the Treasury Regulations, file an amended return that reflects the payments attributable to unmined coal as ordinary income and not as received from the sale of coal under Section 631.

Our royalties from coal leases generally will be treated as proceeds from sales of coal to which Section 631 applies. Accordingly, the difference between the royalties paid to us by the lessees and the adjusted depletion basis in the extracted coal generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please see “—Sales of Coal Reserves.” Our royalties that do not qualify under Section 631(c) generally will be taxable as ordinary income in the year of sale.

Coal Depletion. In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. Subject to the limitations on the deductibility of losses discussed above, we generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%. If Section 631(c) applies to the disposition of the coal, however, we are not eligible for percentage depletion. Please see “—Coal Income.”

Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax, which is not discussed herein. In addition, a corporate unitholder’s allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner’s allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

Sales of Coal Reserves. If any coal reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our coal reserves sold are held by us:

•	for sale to customers in the ordinary course of business (i.e., we are a “dealer” with respect to that property),

•	for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code or

•	as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

In determining dealer status with respect to coal reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

We intend to hold our coal reserves for the purposes of generating cash flow from coal royalties and achieving long-term capital appreciation. Although our general partner may consider strategic sales of coal reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sales. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a “dealer” in coal reserves.

If we are not a dealer with respect to our coal reserves and we have held the disposed property for more than a one-year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

A unitholder’s distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

If we are not a dealer with respect to our coal reserves and that property is not used in a trade or business, the property will be a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

Upon a disposition of coal reserves, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by common unitholders could change, and common unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Recent Legislative Developments

The White House recently released President Obama’s budget proposal for the Fiscal Year 2014 (the “Budget Proposal”). Among the changes recommended in the Budget Proposal is the elimination of certain key U.S. federal income tax preferences relating to coal exploration and development. The Budget Proposal would (i) eliminate current deductions and 60-month amortization for exploration and development costs relating to coal and other hard mineral fossil fuels; (ii) repeal the percentage depletion allowance with respect to coal properties; (iii) repeal capital gains treatment of coal and lignite royalties; and (iv) exclude from the definition of domestic production gross receipts all gross receipts derived from the sale, exchange, or other disposition of coal, other hard mineral fossil fuels, or primary products thereof. The passage of any legislation as a result of the Budget Proposal or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available to us, and any such change could increase the taxable income allocation to our unitholders and negatively impact the value of an investment in our units.

Disposition of Units

Recognition of Gain or Loss

A common unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the common unitholder’s amount realized and tax basis for the units sold. A common unitholder’s amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a common unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a common unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, primarily depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a common unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling common unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A common unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A common unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the common unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a common unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. However, the Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee common unitholders. Nonetheless, the safe harbor in the proposed regulations differs slightly from the proration method we have adopted because the safe harbor would allocate tax items among the months based upon the relative number of days in each month, and could require certain tax items which our general partner may not consider extraordinary to be allocated to the month in which such items actually occur. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor common unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the common unitholder’s interest, our taxable income or losses might be reallocated among the common unitholders. We are authorized to revise our method of allocation between transferee and transferor common unitholders, as well as among common unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A common unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A common unitholder who sells or purchases any units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all common unitholders. In the case of a common unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such common unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

If necessary to preserve the uniformity of our units, our partnership agreement permits our general partner to take positions in filing our tax returns even when contrary to a literal application of regulations like the one described above. These positions may include reducing for some common unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some common unitholders than that to which they would otherwise be entitled. The general partner does not anticipate needing to take such positions, but if they were necessary, Vinson & Elkins L.L.P. would be unable to opine as to validity of such filing positions in the absence of direct and controlling authority.

A common unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the common unitholder’s basis in its units, and may cause the common unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective common unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt common unitholder.

Non-resident aliens and non-U.S. corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. common unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. common unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a non-U.S. corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the non-U.S. corporate common unitholder is a “qualified resident.” In addition, this type of common unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. common unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. common unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a non-U.S. common unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that common unitholder’s gain would be effectively connected with that common unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. common unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such common unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. common unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each common unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each common unitholder’s share of income, gain, loss and deduction. We cannot assure our common unitholders that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

Neither we, nor Vinson & Elkins L.L.P. can assure prospective common unitholders that the IRS will not successfully contend in court that those positions are impermissible, and such a contention could negatively affect the value of the units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each common unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its own return. Any audit of a common unitholder’s return could result in adjustments not related to our returns as well as those related to its returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against common unitholders for items in our returns. The Tax Matters Partner may bind a common unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that common unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the common unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any common unitholder having at least a 1% interest in profits or by any group of common unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each common unitholder with an interest in the outcome may participate in that action.

A common unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a common unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

State, Local and Other Tax Considerations

In addition to federal income taxes, common unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which the common unitholder is a resident. We currently conduct business or own property in a number of states in the United States. Most of these states impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in other states in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on its investment in us.

It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective common unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each common unitholder to file all tax returns that may be required of it.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in us.

INVESTMENT IN NATURAL RESOURCE PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Internal Revenue Code (collectively, “Similar Laws”). For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans, certain Keogh plans, certain simplified employee pension plans, and tax-deferred annuities or individual retirement accounts or annuities (“IRAs”) and other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangement.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units by an employee benefit plan, among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Law;

•	whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

•

whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (see the discussion under “—Prohibited Transaction Issues” below);

•

whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (see the discussion under “—Plan Asset Issues” below); and

•

whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in our common units is authorized by the appropriate governing instruments and whether such investment is otherwise a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and certain IRAs that are not considered part of an employee benefit plan, from engaging in specified transaction, referred to as prohibited transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the employee benefit plan or

IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(a)	the equity interests acquired by the employee benefit plan are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the Department of Labor regulations), and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(b)	the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c)	there is no significant investment by benefit plan investors, which is defined to mean that immediately after the most recent acquisition of an equity interest in an entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates, and certain other persons, is held by the employee benefit plans that are subject to Part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Internal Revenue Code and IRAs.

With respect to an investment in our common units, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (c)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions or other violations, plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and Similar Laws.

PLAN OF DISTRIBUTION

The selling unitholders may use any one or more of the following methods when selling units:

•	underwritten transactions;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling unitholder to sell a specified number of such units at a stipulated price per unit;

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales and delivery of common units to close out short positions;

•	sales by broker-dealers of common units that are loaned or pledged to such broker-dealers;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

A selling unitholder may also sell units under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus.

We may prepare prospectus supplements for secondary offerings that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

A selling unitholder may fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

A selling unitholder may change the price of the securities offered from time to time.

A selling unitholder, or agents designated by it, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. Any agents involved in the offer or sale of the securities and any commissions payable by the selling unitholders to these agents will be named and described in the prospectus supplement. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If any selling unitholder utilizes any underwriters in the sale of the securities in respect of which this prospectus is delivered, we and the selling unitholder will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may also be our or any selling unitholder’s customers or may engage in transactions with or perform services for us or any selling unitholder in the ordinary course of business.

If any selling untiholder utilizes a dealer in the sale of the securities in respect of which this prospectus is delivered, the selling unitholder will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be our or the selling unitholder’s customers or may engage in transactions with, or perform services for us or the selling unitholder in the ordinary course of business.

Offers to purchase securities may be solicited directly by any selling unitholder and the sale thereof may be made by the selling unitholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

We or any selling unitholder may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act of 1933.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

Because the Financial Industry Regulatory Authority views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

In connection with sales of the common units under this prospectus, a selling unitholder may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common units in the course of hedging the positions they assume. A selling unitholder also may sell common units short and deliver them to close out the short positions or loan or pledge the common units to broker-dealers that in turn may sell them.

Any selling unitholder may from time to time pledge or grant a security interest in some or all of the common units owned by it and, if the selling unitholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common units from time to time under this prospectus after we have filed a supplement to this prospectus if required by law.

Any selling unitholder also may transfer the common units in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the common units from time to time under this prospectus after we have filed a supplement to this prospectus if required by law, supplementing or amending the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SELLING UNITHOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 3,784,572 common units by the selling unitholders. The common units were purchased by the selling unitholders from us in a private placement of common units pursuant to a Common Unit Purchase Agreement dated January 23, 2013. The proceeds from the private placement were used to fund a portion of the purchase price of our acquisition of certain general partner interests in OCI Wyoming L.P. and 20% of the common shares and all of the preferred shares of OCI Wyoming Co. pursuant to a Purchase Agreement dated as of January 23, 2013, by and among Anadarko Holding Company, Big Island Trona Company, NRP Trona LLC and NRP (Operating) LLC. On April 4, 2013, Cutlass Collieries LLC, which was one of the initial purchasers in the private placement, effected an in-kind distribution of the 756,914 common units acquired in the private placement to its direct and indirect owners. Information concerning any selling unitholder may change over time, including by addition of additional selling unitholders, and if necessary, we will supplement this prospectus accordingly.

Each of the selling unitholders has agreed not to, prior to July 22, 2013, (a) offer for sale, sell, pledge or otherwise dispose of the common units being registered hereby, (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the common units being registered hereby, or (c) publicly disclose the intention to do any of the foregoing.

No offer or sale may be made by a unitholder unless that unitholder is listed in the table below. The selling unitholders may sell all, some or none of the common units covered by this prospectus. Please read “Plan of Distribution.” We will bear all costs, fees and expenses incurred in connection with the registration of the common units offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common units will be borne by the selling unitholders. In addition, we have agreed to indemnify the selling unitholders against certain liabilities in connection with offerings of the common units.

None of the selling unitholders is a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. Any selling unitholder that is an affiliate of Natural Resource Partners L.P. may be deemed an “underwriter” within the meaning of the Securities Act, and, as a result, may be deemed to be offering securities, indirectly, on our behalf. Because Corbin J. Robertson, Jr. and Christopher Cline each own a substantial amount of our common units and own a substantial amount of the ownership interests in our general partner, each may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with the distribution of certain units being registered for resale on his behalf.

The following table sets forth information relating to the selling unitholders as of April 5, 2013 based on information supplied to us by the selling unitholders on or prior to that date. We have not sought to verify such information. Any selling unitholder may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. Additionally, any selling unitholder may have sold, transferred or otherwise disposed of some or all of the units listed below in exempt or non-exempt transactions since the date on which the information was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

	Common Units Owned Prior to Offering	Common Units Being Offered	Common Units Owned After Offering
			Number of Units(1)	Percentage(2)
Corbin J. Robertson, Jr.(3)	24,061,425	832,606	23,228,819	21.2%
Filbert Holding, LLC(4)	252,305	252,305	—	—
Ikes Fork, LLC(5)	120,134	7,570	112,564	*
Forest Glen Investments, LLC(6)	120,131	7,569	112,562	*
The Candice L. Cline 2004 Irrevocable Trust(7)	1,337,454	118,583	1,218,871	1.1%
The Alex T. Cline 2004 Irrevocable Trust(8)	1,337,454	118,583	1,218,871	1.1%
The Christopher L. Cline 2004 Irrevocable Trust(9)	1,337,454	118,583	1,218,871	1.1%
The Kameron N. Cline 2004 Irrevocable Trust(10)	1,337,454	118,583	1,218,871	1.1%
Christopher Cline(11)	4,917,548	15,138	4,902,410	4.5%
Shadder Investments(12)	6,141,588	403,688	5,737,900	5.3%
H.R. Cullen Estate Trust for Corbin James Robertson, Jr.(13)	1,840,247	378,457	1,461,790	1.3%
Peter and Alison Baumann(14)	1,200,644	201,844	998,800	*
Corbin J. Robertson, III(15)	1,564,698	176,613	1,388,085	1.3%
The William K. Robertson 2009 Family Trust(16)	176,613	176,613	—	—
The Frances Christine Robertson Morenz 2009 Family Trust(17)	176,613	176,613	—	—
William K. Robertson(18)	1,704,382	151,383	1,552,999	1.4%
Christine R. Morenz(19)	1,676,932	151,383	1,525,549	1.4%
Scott Riverbend Farm, Ltd.(20)	133,907	100,922	32,985	*
Corbin James Robertson, Jr. 1953 Trust(21)	367,155	75,691	291,464	*
Wilhelmina E. Robertson(22)	85,746	50,461	35,285	*
The Corbin James Robertson, III 2009 Family Trust(23)	50,461	50,461	—	—
Colewood Properties, Inc.(24)	351,022	37,846	313,176	*
CIII Capital Management, LLC(25)	25,231	25,231	—	—
Lillie T. Robertson(26)	73,231	25,231	48,000	*
Carroll R. Ray(27)	72,043	12,615	59,428	*

*	Less than 1%.
(1)	Assumes the sale of all common units held by such selling unitholder offered by this prospectus.
(2)	Percentages based on 109,812,408 common units issued and outstanding.
(3)	Mr. Robertson, the Chief Executive Officer and Chairman of the Board of Directors of GP Natural Resource Partners LLC, may be deemed to beneficially own 17,279,860 common units owned by Western Pocahontas Properties Limited Partnership, 5,627,120 common units held by Western Bridgeport, Inc., 110,206 common units held by Western Pocahontas Corporation and 56 common units held by QMP Inc. Also included are 31,540 common units held by Barbara Robertson, Mr. Robertson’s spouse.
(4)	The manager of Filbert Holding, LLC (“Filbert Holding”) is John F. Dickinson. Mr. Dickinson may be deemed to have voting or investment power over the common units held by Filbert Holding. In addition,

Mr. Dickinson may be deemed to have voting or investment power over 412,614 common units held by Munsen, LLC (of which Mr. Dickinson is the sole manager) and over 2,800 common units held by a trust of which Mr. Dickinson is a trustee. Mr. Dickinson is the President of Cline Resource and Development Company (“CRDC”). Christopher Cline is the sole shareholder and sole director of CRDC. See note (11).
(5)	The manager of Ikes Fork, LLC (“Ikes Fork”) is Donald R. Holcomb. Mr. Holcomb may be deemed to have voting or investment power over the common units held by Ikes Fork. Mr. Holcomb may also be deemed to have voting and investment power over the common units held by the selling unitholders identified in notes (7), (8), (9) and (10), which are trusts for which Mr. Holcomb is the trustee. Mr. Holcomb was formerly the Vice President, Secretary and Treasurer of CRDC.
(6)	The sole manager of Forest Glen Investments, LLC (“Forest Glen”) is Brian Glasser. Mr. Glasser may be deemed to have voting or investment power over the common units held by Forest Glen. Mr. Glasser is a partner in the law firm of Bailey & Glasser LLP, which has provided legal services to CRDC and certain of its affiliates and may continue to do so in the future.
(7)	The beneficiary of The Candice L. Cline 2004 Irrevocable Trust (the “Candice L. Cline Trust”) is Candice L. Cline, a child of Christopher Cline. Mr. Holcomb is the trustee of the Candice L. Cline Trust and may be deemed to have voting or investment power over the common units held by the Candice L. Cline Trust.
(8)	The beneficiary of The Alex T. Cline 2004 Irrevocable Trust (the “Alex T. Cline Trust”) is Alex T. Cline, a child of Christopher Cline. Donald R. Holcomb is the trustee of the Alex T. Cline Trust and may be deemed to have voting or investment power over the common units held by the Alex T. Cline Trust.
(9)	The beneficiary of The Christopher L. Cline 2004 Irrevocable Trust (the “Christopher L. Cline Trust”) is Christopher L. Cline, a child of Christopher Cline. Mr. Holcomb is the trustee of the Christopher L. Cline Trust and may be deemed to have voting or investment power over the common units held by the Christopher L. Cline Trust.
(10)	The beneficiary of The Kameron N. Cline 2004 Irrevocable Trust (the “Kameron N. Cline Trust”) is Kameron N. Cline, a child of Christopher Cline. Mr. Holcomb is the trustee of the Kameron N. Cline Trust and may be deemed to have voting or investment power over the common units held by the Kameron N. Cline Trust.
(11)	The 15,138 common units owned by Christopher Cline being offered for resale pursuant to this prospectus were distributed to Insight Resource, LLC by Cutlass Collieries LLC, subsequently distributed to CRDC by Insight Resource, LLC and finally distributed to Christopher Cline by CRDC. The common units held by Mr. Cline in his individual capacity are held in margin accounts. Mr. Cline also owns a substantial ownership interest in our general partner.
(12)	Morian Management, LLC is a general partner of Shadder Investments and is controlled by S. Reed Morian. Mr. Morian, a member of the Board of Directors of GP Natural Resource Partners LLC, may be deemed to beneficially own the common units owned by Shadder Investments. Mr. Morian also may be deemed to beneficially own 600,972 common units held by Mocol Properties.
(13)	The beneficiary of the H.R. Cullen Estate Trust for Corbin J. Robertson, Jr. (the “H.R. Cullen Trust”) is Corbin J. Robertson, Jr. Wilhelmina E. Robertson, Carroll R. Ray and Lillie T. Robertson are co-trustees of the H.R. Cullen Trust and disclaim beneficial ownership with respect to the common units owned by the H.R. Cullen Trust.
(14)	Alison Baumann is a sibling of Corbin J. Robertson, Jr.
(15)	Corbin J. Robertson, III is a child of Corbin J. Robertson, Jr. Common units owned prior to and after the offering include 23,973 common units for which Corbin J. Robertson, III shares voting and investment power with his spouse, Brooke Robertson, 387 common units owned by Brooke Robertson, 50,461 common units held by the Corbin J. Robertson III Trust (see note (23)), and 26,231 common units held by CIII Capital Management, LLC (see note (25)). Amounts do not include 48,553 common units held by The William Keen Robertson 2007 Family Trust of which Corbin J. Robertson, III may be deemed to have voting or investment power in his capacity as the trustee. Corbin J. Robertson, III disclaims beneficial ownership of the common units held by The William Keen Robertson 2007 Family Trust.
(16)	The beneficiary of the William K. Robertson 2009 Family Trust (the “William K. Robertson Trust”) is the family of William K. Robertson. William K. Robertson is the Trust Advisor for the William K. Robertson Trust and may be deemed to have voting or investment power with respect to the common units owned by the William K. Robertson Trust.

(17)	The beneficiary of The Frances Christine Robertson Morenz 2009 Family Trust (the “Christine R. Morenz Trust”) is the family of Christine R. Morenz. Christine R. Morenz is the Trust Advisor for the Christine R. Morenz Trust and may be deemed to have voting or investment power with respect to the common units owned by the Christine R. Morenz Trust.
(18)	William K. Robertson is a child of Corbin J. Robertson, Jr. Common units owned prior to and after the offering include 176,613 common units held by the William K. Robertson Trust (see note (16)). Amounts do not include 16,553 common units held by The Corbin and Brooke Robertson 2006 Family Trust for which William K. Robertson may be deemed to have voting or investment power in his capacity as trustee. William K. Robertson disclaims beneficial ownership of the common units held by The Corbin and Brooke Robertson 2006 Family Trust.
(19)	Christine R. Morenz is a child of Corbin J. Robertson, Jr. Common units owned prior to and after the offering include 176,613 common units held by the Christine R. Morenz Trust (see note (17)).
(20)	The W. W. Scott Family Corporation is the general partner of Scott Riverbend Farm, Ltd. W. W. Scott, Jr. is the President of the W.W. Scott Family Corporation and may be deemed to beneficially own the common units owned by Scott Riverbend Farm, Ltd. Mr. Scott is a member of the Board of Directors of GP Natural Resource Partners LLC. Mr. Scott also owns 275,515 of our common units directly and may be deemed to beneficially own 8,000 common units held by his spouse, Kate Scott.
(21)	The beneficiary of the Corbin J. Robertson, Jr. 1953 Trust (the “1953 Trust”) is Corbin J. Robertson, Jr. Wilhelmina E. Robertson, Lillie T. Robertson and Carroll R. Ray are the co-trustees of the 1953 Trust and disclaim beneficial ownership with respect to the common units owned by the 1953 Trust.
(22)	Wilhelmina E. Robertson is a sibling of Corbin J. Robertson, Jr.
(23)	The beneficiary of The Corbin James Robertson, III 2009 Family Trust (the “Corbin J. Robertson III Trust”) is the family of Corbin J. Robertson, III. Corbin J. Robertson, III is the Trust Advisor for the Corbin J. Robertson III Trust and may be deemed to have voting or investment power with respect to the common units owned by the Corbin J. Robertson III Trust.
(24)	Carroll R. Ray is the President of Colewood Properties, Inc. and may be deemed to beneficially own the common units owned by Colewood Properties, Inc.
(25)	Corbin J. Robertson, III is the Manager of CIII Capital Management, LLC and may be deemed to beneficially own the common units owned by CIII Capital Management, LLC.
(26)	Lillie T. Robertson is a sibling of Corbin J. Robertson, Jr.
(27)	Carroll R. Ray is a sibling of Corbin J. Robertson, Jr.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on the material federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Natural Resource Partners L.P. appearing in Natural Resource Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of Natural Resource Partners L.P.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of OCI Wyoming L.P. and OCI Wyoming Co. as of and for the year ended December 31, 2012 appearing in Natural Resource Partners L.P.’s Current Report (Form 8-K/A) filed on April 8, 2013 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.nrplp.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding those furnished to the SEC on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, are incorporated by reference in this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013;

•	our current report on Form 8-K, filed on January 25, 2013, as amended by our current report on Form 8-K/A filed on April 8, 2013;

•	the description of our common units in our registration statement on Form 8-A (File No. 001-31465) filed pursuant to the Securities Exchange Act of 1934 on September 27, 2002; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by writing or calling us at the following address:

Natural Resource Partners L.P.

601 Jefferson Street, Suite 3600

Houston, Texas 77002

Attention: Investor Relations

Telephone: (713) 751-7507

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby.

Securities and Exchange Commission registration fee		$12,004
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total	$	*

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever. The partnership agreement of Natural Resource Partners L.P. provides that it will, to the fullest extent permitted by law, indemnify and advance expenses to the general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner or any Departing Partner, any person who is or was a partner, officer, director, employee, member, agent or trustee of any Group Member (as defined therein), the general partner or any Departing Partner or any affiliate of any Group Member, the general partner or any Departing Partner, or any person who is or was serving at the request of the general partner or any affiliate of the general partner or any Departing Partner or any affiliate of any Departing Partner as a partner, officer, director, employee, member, fiduciary, agent or trustee of another person (“Indemnitees”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of the partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the partnership.

Natural Resource Partners L.P. is authorized to purchase (or to reimburse the general partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the paragraphs above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The general partner of Natural Resource Partners L.P. has purchased insurance, the cost of which is reimbursed by Natural Resource Partners L.P., covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries including the operating company.

Underwriting agreements entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the general partner, including indemnification against liabilities under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

See Index to Exhibits on page II-6 for a list of exhibits filed as a part of this Registration Statement on Form S-3, which Index to Exhibits is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on April 12, 2013.

NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP,
its General Partner

By:	GP NATURAL RESOURCE PARTNERS LLC,
its General Partner

By:	/s/ Corbin J. Robertson, Jr.
Name:	Corbin J. Robertson, Jr.
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nick Carter, Dwight L. Dunlap and Wyatt L. Hogan, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ Corbin J. Robertson, Jr. Corbin J. Robertson, Jr.	Chief Executive Officer and Chairman of the Board of Directors of GP Natural Resource Partners LLC (Principal Executive Officer)	April 12, 2013

/s/ Dwight L. Dunlap Dwight L. Dunlap	Chief Financial Officer and Treasurer of GP Natural Resource Partners LLC (Principal Financial Officer)	April 12, 2013

/s/ Kenneth Hudson Kenneth Hudson	Controller of GP Natural Resource Partners LLC (Principal Accounting Officer)	April 12, 2013

/s/ Robert T. Blakely Robert T. Blakely	Director of GP Natural Resource Partners LLC	April 12, 2013

Signature	Title	Date

/s/ David M. Carmichael David M. Carmichael	Director of GP Natural Resource Partners LLC	April 12, 2013

/s/ J. Matthew Fifield J. Matthew Fifield	Director of GP Natural Resource Partners LLC	April 12, 2013

/s/ Robert B. Karn III Robert B. Karn III	Director of GP Natural Resource Partners LLC	April 12, 2013

/s/ S. Reed Morian S. Reed Morian	Director of GP Natural Resource Partners LLC	April 12, 2013

/s/ W. W. Scott, Jr. W. W. Scott, Jr.	Director of GP Natural Resource Partners LLC	April 12, 2013

/s/ Stephen P. Smith Stephen P. Smith	Director of GP Natural Resource Partners LLC	April 12, 2013

/s/ Leo A. Vecellio, Jr. Leo A. Vecellio, Jr.	Director of GP Natural Resource Partners LLC	April 12, 2013

INDEX TO EXHIBITS

Exhibit No.		Description

1.1**	—	Form of Underwriting Agreement.

2.1	—	Purchase Agreement, dated as of January 23, 2013, by and among Anadarko Holding Company, Big Island Trona Company, NRP Trona LLC and NRP (Operating) LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on January 25, 2013).

3.1	—	Fourth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., dated as of September 20, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on September 21, 2010).

4.1	—	First Amendment, dated March 6, 2012, to the Fourth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed on August 7, 2012).

4.2	—	Common Unit Purchase Agreement by and among Natural Resource Partners L.P. and the Purchasers named on Schedule A thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 25, 2013).

4.3	—	Registration Rights Agreement, dated as of January 23, 2013, by and among Natural Resource Partners L.P. and the Investors named therein (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on January 25, 2013).

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities registered hereby.

8.1*	—	Opinion of Vinson & Elkins L.L.P. as to tax matters.

23.1*	—	Consent of Ernst & Young LLP.

23.2*	—	Consent of Deloitte & Touche LLP.

23.3	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1).

24.1*	—	Powers of Attorney (included on the signature pages of this registration statement).

*	Filed herewith.
**	If applicable, to be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or in a post-effective amendment to this registration statement.